Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED ADEQUATE PROTECTION AND
SETTLEMENT AGREEMENT
This Amended and Restated Adequate Protection and Settlement Agreement (this “Amended Settlement Agreement”), is made and entered as of December 15, 2014, by and among (i) Apple Inc., a California corporation having its principal place of business at 1 Infinite Loop, Cupertino, California 95014 (“Apple”) and Platypus Development LLC (“Platypus”, and together with Apple, the “Apple Parties”), and (ii) GTAT Corporation, a Delaware corporation, having its principal place of business at 243 Daniel Webster Highway, Merrimack, NH 03054 (“GTAT Corp.”), and GT Advanced Technologies, Inc., GT Advanced Equipment Holding LLC (“SPE”), GT Equipment Holdings, Inc., Lindbergh Acquisition Corp., GT Sapphire Systems Holding LLC, GT Advanced Cz LLC, GT Sapphire Systems Group LLC and GT Advanced Technologies Limited (“GT HK”) (together with GTAT Corp., the “GTAT Parties”). The Apple Parties and the GTAT Parties are referred to herein, collectively, as the “Parties”. Capitalized terms used but not defined herein will have the meanings assigned to them in the Apple Contracts (as defined below).
WHEREAS, the Parties entered into an Adequate Protection and Settlement Agreement (the “Original Settlement Agreement”) dated as of October 21, 2014 (the “Original Agreement Date”) and have agreed to make certain amendments to the Original Settlement Agreement;
WHEREAS, GTAT Corp. and certain affiliates are in the business of making and selling furnaces for the manufacture of sapphire (“ASF Furnaces”);
WHEREAS, certain Apple Parties and certain GTAT Parties entered into various agreements on October 31, 2013 (as amended, the “Apple Contracts”) more particularly described in Exhibit A hereto, in connection with which, among other things: (i) Platypus undertook to buy and retrofit the Mesa Facility (as defined below); (ii) GTAT Corp. undertook to manufacture the Goods; and (iii) Apple agreed to make certain prepayments to GTAT Corp. to fund the purchase of the ASF Furnaces and other equipment used to make the Goods;
WHEREAS, the GTAT Parties filed petitions for reorganization under Title 11, United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) on October 6, 2014 (the “Petition Date”), which chapter 11 cases are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916-HJB (the “Chapter 11 Cases”);
WHEREAS, since the Petition Date, GTAT Corp. has managed the operation of the Mesa Facility as a debtor in possession;
WHEREAS, on October 27, 2014, the GTAT Parties filed a motion with the Bankruptcy Court seeking approval of the Original Settlement Agreement; and
WHEREAS, the Parties now desire to amend and restate the Original Settlement Agreement, settling the obligations under the Apple Contracts of the Apple Parties to the GTAT

Parties and the obligations under the Apple Contracts of the GTAT Parties to the Apple Parties and providing adequate protection to the certain Apple Parties to protect them as a result of the priming of their secured claims in these cases;
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding any provision in the Apple Contracts or any other prior agreement, arrangement or understanding between or among the GTAT Parties or the Apple Parties to the contrary (including the Original Settlement Agreement), the Parties hereby agree that the Original Settlement Agreement is hereby amended and restated as follows:
1.Mesa Equipment and Mesa Facility.
(a)    Mesa Equipment. Pursuant to the Apple Contracts, GTAT Corp. or SPE purchased the components of and installed 2,036 ASF Furnaces (the “Mesa ASF Furnaces”) for the manufacture of sapphire materials at the facility (the “Mesa Facility”) leased by GTAT Corp. under the Facility Lease Agreement between Platypus and GTAT Corp. dated as of October 31, 2013 (the “Mesa Lease”). Certain of the GTAT Parties also purchased, for use at the Mesa Facility, certain fabrication and other equipment (the “Mesa Fabrication Equipment”) required for the fabrication of sapphire boules into Goods, the mezzanine and other equipment related to the Mesa ASF Furnaces, inspection and testing equipment, ASF Furnaces not included in the definition of Mesa ASF Furnaces, information technology and ancillary equipment purchased by such GTAT Parties pursuant to the SOW (“Other Mesa Equipment” and, collectively with the Mesa ASF Furnaces and Mesa Fabrication Equipment, the “Mesa Equipment”).
(b)    Ownership of Mesa Equipment, Inventory and Related Assets. The Approval Order (as hereinafter defined), shall find and declare: (i) SPE is the owner of the Mesa ASF Furnaces, (ii) GTAT Corp. is the owner of the Mesa Equipment (other than the Mesa ASF Furnaces) and all spare parts, accessions, tooling, warranties, software, and know-how related to the Mesa Equipment (other than the Mesa ASF Furnaces), and all inventory, raw materials, consumables, work in process and finished Goods located at the Mesa Facility (the “Mesa Inventory”) and (iii) GTAT Corp. is the owner of all furnaces and equipment located at GTAT Corp.’s Salem, Massachusetts facility (the “Salem Facility”) and all spare parts, accessions, tooling, warranties, software and know-how related to such equipment (the “Salem Equipment”) and all inventory raw materials, consumables, work in process and finished Goods located at the Salem Facility (the “Salem Inventory”), in each case, free and clear of any claims, liens or interests of the Apple Parties (other than the Apple Security Interest (as defined below, but only to the extent provided below )).
(c)    Mesa Facility. The Parties agree that Platypus is the owner of the Premises and Improvements, the Landlord Work, the Roof Solar Array, the Solar Basis, the Fuel Cells (if any) and the Electrical Substation (which shall be owned by a utility provider) and the portion of the Land on which the Electrical Substation is located (each as defined in the Mesa Lease), as well as all other real or personal property located at the Premises (other than the Mesa Equipment, the

Mesa Inventory and certain other equipment owned by the Apple Parties’ third party contractors), free and clear of any interest or claim of the GTAT Parties.
2.    Apple Claim and Security Interest in Mesa ASF Furnaces.
(a)    The Parties agree that Apple shall have an allowed claim in the amount of $439,000,000 against SPE secured by the Mesa ASF Furnaces, subject to reduction as provided below (the “Apple Claim”), and subject to the provisions of Exhibit B-1 hereto. Subject to Section 2(b) hereof, the Apple Claim shall be a non-recourse claim recoverable solely from the Mesa ASF Furnaces. The Approval Order (as defined below) shall provide that Apple holds a fully-perfected security interest in the Mesa ASF Furnaces to secure payment of the Apple Claim (the “Apple Security Interest”), and except as otherwise provided herein, Apple’s sole rights and remedies under the Apple Claim or the Apple Security Interest shall be (i) to receive the Apple Repayment Amount (as defined below) or, if applicable, the Apple Reduced Repayment Amount (as defined below) and (ii) (A) on or after the date that is forty-eight (48) months after the Original Agreement Date (the “Maturity Date”), to the extent the Apple Claim has not been repaid in full on or after the Maturity Date, foreclose on any remaining Mesa ASF Furnaces or (B) prior to the Maturity Date, to the extent that any Apple Repayment Amount or, if applicable, any Apple Reduced Repayment Amount payable by the GTAT Parties has not been paid at any time that the GTAT Parties have no obligations under any Priming Financing (as defined below), to foreclose on such number of remaining Mesa ASF Furnaces as is necessary to recover an amount equal to the sum of that portion of the Apple Repayment Amount and any such Apple Reduced Repayment Amount that should have been paid; provided that if such proposed foreclosure is before the effective date of any chapter 11 plan for the Debtors, prior to foreclosing, Apple shall be required to file with the Court a notice of nonpayment and intent to foreclose (which shall be served on the Debtors and counsel to the Official Committee of Unsecured Creditors of the Debtors) and the Court will schedule a hearing on Apple’s proposed foreclosure within three business days (or as soon as the Court’s calendar will allow) at which hearing the only issue to be determined is whether an Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount payable by the GTAT Parties has not been paid. At such hearing, the Debtors shall have the burden to establish that no default has occurred. Apple shall have an administrative expense claim against the bankruptcy estate of any GTAT Party that fails to pay amounts that it owes under this Amended Settlement Agreement while such GTAT Party is a debtor under the Bankruptcy Code. Nothing in this Amended Settlement Agreement shall restrict any right of Apple to sue any GTAT Party that is no longer subject to a case under the Bankruptcy Code for breach of its obligations under this Amended Settlement Agreement and to obtain and enforce any judgment lien that Apple might obtain against any such GTAT Party’s assets. Pursuant to the Approval Order (as defined below), the Apple Security Interest shall be determined to be a perfected security interest, and such Approval Order shall also provide that the Apple Claim and Apple Security Interest shall be junior only to the claims under or liens securing Priming Financing. The Approval Order shall also permit Apple to file financing statements to provide additional notice of the Apple Security Interest without the necessity of obtaining further relief from the Bankruptcy Court.

(b)
i.    The Apple Claim shall be paid as follows, without interest, fees or other charges, costs or fixed amortization (other than for the Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount). Prior to an event of default under any Priming Financing and the consequent acceleration and taking of actions to seize or foreclose on any GTAT Parties’ property by or on behalf of the lenders under the Priming Financing, Apple will receive for each ASF Furnace a GTAT Party sells an amount in cash as provided in the schedule set forth in Exhibit B-2 hereto (the “Apple Repayment Amount”), it being understood that Apple will receive the Apple Repayment Amount regardless of whether the ASF Furnace sold is a Mesa ASF Furnace.
ii.    If a GTAT Party desires to sell an ASF Furnace for a purchase price less than the Apple Repayment Amount, such GTAT Party will provide Apple with written notice of such intent at least five (5) business days prior to the date it intends to enter a sale agreement with respect to such sale (such notice to identify the sale price and general sale terms). Apple shall have the right, in its sole discretion, to agree to reduce the Apple Repayment Amount to the amount of sale proceeds to be received by the GTAT Parties (net of customary installation, logistics or shipping charges) from such ASF Furnace sale; provided, that if Apple does not notify such GTAT Party of its decision within five (5) business days following Apple’s receipt of such written notice, Apple shall be deemed to have agreed to such reduction and the GTAT Parties may sell such ASF Furnaces without obtaining prior Bankruptcy Court approval. If Apple agrees (or is deemed to have agreed) to such reduction, Apple will receive in respect of such ASF Furnace an amount in cash equal to the purchase price for such ASF Furnace (net of customary installation, logistics or shipping charges) (it being understood that, as provided in clause (iv) below and notwithstanding the last sentence of clause (iii) below, in that case the amount of the Apple Claim shall be reduced by the Apple Reduced Repayment Amount and the excess of the Apple Repayment Amount over the Apple Reduced Repayment Amount shall remain part of the Apple Claim to be paid as provided in this Amended Settlement Agreement). If Apple provides timely notice that it does not agree to such reduction in the Apple Repayment Amount, the GTAT Parties may not sell such ASF Furnace for less than the Apple Repayment Amount unless they obtain the approval of the Bankruptcy Court. For the avoidance of doubt, the GTAT Parties have no current intention to enter into a transaction for the sale of an ASF Furnace pursuant to which they would have to pay Apple an amount greater than the amount received by the GTAT Parties for such sale (net of customary installation, logistics or shipping charges). If a GTAT Party sells an ASF Furnace for a purchase price less than the Apple Repayment Amount, either pursuant to such a Bankruptcy Court-approved sale or as a result of Apple having agreed (or having been deemed to have agreed) to the reduced sale price, the purchase price for such ASF Furnace is referred to herein as the “Apple Reduced Repayment Amount.”
iii.     GTAT Corp. or SPE shall, or GTAT Corp. shall cause an affiliate (other than GT HK) to, pay to Apple the Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount, within three (3) business days following receipt of payment in respect of an ASF Furnace (including payments designated as warranty or maintenance or other after-sale services); provided, that, if the purchase price is less than the Apple Repayment Amount and Apple did not agree or was not deemed to agree (because Apple did not timely respond to the GTAT Parties’ notice of proposed sale) to a reduction in the Apple Repayment Amount to the amount received by the GTAT Parties for such sale (net of customary installation, logistics or shipping charges) (including a sale that was approved by the Bankruptcy Court as contemplated by the third to last sentence in clause (ii) above), GTAT Corp. or SPE shall, or GTAT Corp. shall cause an affiliate (other than GT HK) to, pay to Apple the amount of the shortfall not later than three (3) business days following the earlier of receipt of the final payment from the purchaser or the date such final payment was due to be paid by the purchaser. For the avoidance of doubt, if Apple agrees or is deemed to agree to an Apple Reduced Repayment Amount as provided in clause (ii) above or purchases one or more ASF Furnaces for an amount less than the Apple Repayment Amount as provided in Section 2(f) below, the GTAT Parties shall not have any obligation or duty to pay to Apple the difference in price between the Apple Repayment Amount and such Apple Reduced Repayment Amount and/or, if applicable, the price of such ASF Furnaces sold pursuant to Section 2(f).
iv.    For the avoidance of doubt and notwithstanding anything to the contrary herein, the Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount shall be paid from the first dollar of purchase price allocable to the sale of such ASF Furnace (net of customary installation, logistics or shipping charges) (and the GTAT Parties shall not retain any proceeds from a sale (other than any such customary charges) until the Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount is paid in full to Apple), and any Apple Repayment Amount or, if applicable, Apple Reduced Repayment Amount received by Apple shall result in a dollar-for-dollar reduction in the amount of the Apple Claim.
v.    The GTAT Parties shall not lease ASF Furnaces, and shall not dispose of ASF Furnaces other than pursuant to arm’s-length sales to third parties for cash. Without limiting the obligations of GTAT Corp. or SPE hereunder, GT HK shall have no obligation to pay any part of the Apple Repayment Amount, including in the event of sale of any ASF Furnace by GT HK.
(c)    After an event of default under any Priming Financing and the consequent acceleration and taking of actions to seize or foreclose on any GTAT Parties’ property by or on behalf of the lenders under the Priming Financing, Apple shall not receive any proceeds from the sale of ASF Furnaces until and unless all obligations under the Priming Financing have been paid in full and in cash. The right of Apple to receive the Apple Repayment Amount or, if applicable, the Apple Reduced Payment Amount shall be granted to Apple as adequate protection for the priming of its security interest pursuant to Section 3 hereof, which priming by the Priming Financing will allow for the funding of the operations of all GTAT Parties. This shall be the only form of adequate protection granted to Apple. Apple’s liens on such assets shall be junior to the liens securing such Priming Financing. For each ASF Furnace that is not a Mesa ASF Furnace for which Apple receives the Apple Repayment Amount or, if applicable, the Apple Reduced Payment Amount, Apple’s security interest in a Mesa ASF Furnace shall be released and such released Mesa ASF Furnace shall be deemed owned by the GTAT Party that made such payment.

(d)    Each GTAT Party shall use its respective commercially reasonable best efforts to sell the ASF Furnaces for cash. For the avoidance of doubt, “commercially reasonable best efforts” shall include, without limitation, efforts consistent with past practices of the GTAT Parties.
(e)    For the period ending on the earlier of (i) repayment of the Apple Claim in full and (ii) the Maturity Date, GTAT Corp. shall, and shall cause the GTAT Parties to, (A) provide quarterly reports with respect to the sale of the ASF Furnaces during such period, (B) participate in a quarterly conference call with representatives of Apple to discuss sales activity and estimated future sales, and (C) grant the Apple Parties and their authorized personnel access to the books and records of the GTAT Parties related to the sale of ASF Furnaces, in each case, as Apple may reasonably request.
(f)    For so long as the Apple Claim has not been repaid in full, Apple shall have the right, but not the obligation, to purchase one or more ASF Furnaces at a price to be agreed between Apple and GTAT Corp. If the sales price is equal to or less than the Apple Repayment Amount, the purchase price shall be paid by applying the sales price against the Apple Claim. If the sales price is greater than the Apple Repayment Amount, a portion of the sales price equal to the Apple Repayment Amount shall be applied against the Apple Claim and Apple shall pay to GTAT Corp. in cash any amount in excess of the Apple Repayment Amount.
(g)    Apple shall have the right to bid at any public or private sale of the ASF Furnaces in connection with any exercise of remedies by the lenders under the Priming Financing, but may only credit bid if any Priming Financing is paid in full in cash or the lenders under the Priming Financing consent.
(h)    Notwithstanding anything to the contrary contained in this Amended Settlement Agreement, insurance proceeds received in respect of damage to the Mesa ASF Furnaces shall be treated as proceeds of sale as if the applicable Mesa ASF Furnace had been sold by a GTAT Party.
(i)    SPE shall retain no proceeds from the sale of Mesa ASF Furnaces (net of customary installation, logistics or shipping charges, to the extent incurred by SPE) other than as necessary to pay the Apple Repayment Amount or, if applicable, the Apple Reduced Repayment Amount for such sale. All other proceeds from the sale of Mesa ASF Furnaces shall be immediately transferred from the SPE to GTAT Corp.
3.    GTAT Corp. DIP Facility. GTAT Corp. may obtain a debtor-in-possession financing agreement subject to approval of the Bankruptcy Court (the “DIP Facility”). Apple consents to the priming of its security interest in the Mesa ASF Furnaces in an amount equal to $150,000,000 principal amount plus interest, fees and costs in connection with (i) the DIP Facility or any subsequent post-petition financing in the Chapter 11 Cases that refinances the DIP Facility, (ii) any exit financing (or any refinancing thereof) in the Chapter 11 Cases upon consummation of Chapter 11 plans for the GTAT Parties that refinances the DIP Facility, and (iii) any financing obtained by any of the GTAT Parties at any time prior to the Maturity Date (any of items (i), (ii) and (iii), a “Priming Financing”). For the avoidance of doubt, Apple’s agreement to be subordinated to up to $150,000,000 of Priming Financing shall apply to any refinancing, whether or not the amount being refinanced is less than $150,000,000. The agreement of Apple to be subordinated as provided herein shall be conditioned on the effectiveness of this Amended Settlement Agreement at the time such DIP Facility is entered into and the GTAT Parties not being in default under this Amended Settlement Agreement at the time the Priming Financing is entered into and on the continued agreement of lenders under the Priming Financing to permit, prior to a continuing event of default and acceleration and acceleration and exercise of remedies by or on behalf of the lenders under the Priming Financing, the payment of proceeds of transfer to Apple as provided in Section 2.
4.    GTAT Corp. Intellectual Property.
(a)    Termination of Agreements and Reconveyance of IP. The Apple Contracts shall be deemed terminated as of the Effective Date, other than the Mesa Lease (which shall be amended as described in Section 8 hereof and Exhibit C of this Amended Settlement Agreement) and the Confidentiality Agreement between Apple and GTAT Corp. dated August 24, 2012 and the Confidentiality Agreement dated October 31, 2013, between Apple Inc. and GT Advanced Equipment Holding LLC (collectively, the "Confidentiality Agreements"). Apple shall have no rights to GTAT Parties' intellectual property pursuant to Bankruptcy Code § 365(n) or otherwise, except as provided herein. Without limiting the foregoing, but subject to the remainder of this Section 4, Apple and GTAT Corp. agree that (i) Apple shall have no rights to sapphire growth technology created by GTAT Parties, and it hereby releases any and all rights it holds therein except as provided below; (ii) all rights that Apple may have acquired with respect to Project Work Product (as defined in the MDSA) shall immediately and automatically revert to GTAT Corp. on the Effective Date, other than that relating to annealing (including, but not limited to, that created under the Statement of Work dated March 31, 2014) and Intellectual Property Rights (as defined in the MDSA) therein or thereto and, upon such reversion, Apple releases any claim it may have thereto, including pursuant to Section 3 of attachment 2 to the MDSA and Section 10 of the SOW or any other provisions of the Apple Contracts other than Sections 4.4 and 4.5 of attachment 2 to the MDSA; (iii) as between Apple and the GTAT Parties, Apple shall be the owner of all Intellectual Property Rights relating to annealing, and the GTAT Parties hereby irrevocably assign to Apple such Intellectual Property Rights throughout the world; and (iv) the GTAT Parties shall have no restrictions whatsoever on licensing of their intellectual property or selling equipment (including ASF Furnaces) or sapphire products incorporating or embodying such intellectual property. Apple agrees that the sale or use of ASF Furnaces and the sale or use of the Mesa Inventory or the Salem Inventory and sale or use of the Mesa Equipment does not infringe on any of Apple's intellectual property. Notwithstanding anything herein to the contrary, when and if Apple acquires ASF Furnaces from a GTAT Party, such GTAT Party shall grant Apple or its affiliates, partners, suppliers or manufacturers, as the case may be, a perpetual, non-exclusive use license with respect thereto, provided that, such use is limited to products sold by Apple under a brand owned by Apple or its affiliates.
(b)    Residuals. Notwithstanding the confidentiality obligations contained in the Confidentiality Agreements set forth in Section 4(a) above, Apple and its affiliates, on the one hand, or the GTAT Parties, on the other hand, may use in their respective business any Residual

Information of the other party. Apple and GTAT hereby covenant not to initiate any claim, legal action or proceeding alleging misappropriation of any intellectual property right based upon the use of Residual Information as permitted hereunder. "Residual Information" means information of a general nature, such as general knowledge, ideas, professional skills, know-how, work experience and techniques that is retained in the unaided memories of the receiving party's employees, customers or users who have had access to the disclosing party's confidential information. Memory shall be considered unaided (i) if the employee, customer or user has not intentionally or consciously memorized the confidential information for the purpose of retaining and subsequently using or disclosing it; or (ii) the confidential information is not subsequently referenced or used. Notwithstanding the foregoing, this provision does not grant any licenses to the receiving party under any patent, trademarks or copyrights of the disclosing party.
(c)    Collateral. The GTAT Parties hereby grant Apple and its affiliates a perpetual, irrevocable, fully paid, royalty-free, worldwide, non-exclusive license under all Intellectual Property Rights now or hereafter owned, controlled or licensable by the GTAT Parties to use, maintain, repair and enhance the Mesa ASF Furnaces that have been foreclosed upon and to make, have made, use, purchase, sell, offer for sale, license, lease, import, export, and otherwise dispose of or exploit materials and products created in such Mesa ASF Furnaces. The GTAT Parties shall, upon request from Apple, disclose to Apple any tangible embodiments of such Intellectual Property Rights. Apple shall have the right to transfer this license in connection with any sale of such Mesa ASF Furnaces following exercise of Apple's right of foreclosure
(d)    Fabrication and Inspection. The GTAT Parties hereby grant Apple, and Apple (on behalf of itself and its affiliates) hereby grants the GTAT Parties a perpetual, irrevocable, royalty-free, fully paid, worldwide, nonexclusive license to use all sapphire fabrication and inspection technology developed by the GTAT Parties, on the one hand, and by Apple, on the other, pursuant to the Apple Contracts as of the date hereof to design, develop, make, have made, use, purchase, sell, offer for sale, license, lease, import, export and otherwise dispose of or exploit any products and services whatsoever (including, for avoidance of doubt, the right to have such products further finished and combine them with other items to create a larger product); provided, however, this Section 4(d) shall not apply to any Fabrication and Processing Technology (as defined in Section 7.1.9 of the SOW).
(e)    Annealing. Apple hereby grants the GTAT Parties a perpetual, irrevocable, royalty-free, fully paid, worldwide, nonexclusive license to use all annealing Intellectual Property Rights created under the Apple Contracts or assigned by the GTAT Parties to Apple to design, develop, make, have made, use, purchase, sell, offer for sale, license, lease, import, export and otherwise dispose of or exploit any products and services whatsoever.
(f)    For the avoidance of doubt, the Parties agree and acknowledge that GTAT Corp. does not own the rights to the Intego inspection technology, but is the exclusive distributor of equipment based on such technology. Apple may, accordingly, purchase Intego inspection equipment from GTAT Corp. on terms to be mutually agreed.
5.    Mutual Release of Claims. In consideration of the foregoing, effective as of the Effective Date, (i) the Apple Parties do hereby release, remise and forever discharge GTAT Corp. and the

GTAT Parties and their current and former officers, directors, agents, attorneys, employees, affiliates, advisors, consultants, attorneys, shareholders and members (collectively, “GTAT Releasees”) of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, claims, rights, damages, losses or liabilities of any kind or nature whatsoever, both at law or in equity, whether known or unknown which arose at any time prior to the Effective Date, or which hereafter could arise based on any act, fact, transaction, cause, matter or thing which occurred prior to the Effective Date related to the Apple Contracts or the business relationship between Apple and GTAT Corp., and (ii)  each of the GTAT Parties does hereby release remise and forever discharge the Apple Parties and their current and former officers, directors, agents, attorneys, employees, affiliates, advisors, consultants, attorneys, shareholders and members (collectively, “Apple Releasees”) of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, claims, rights, damages, losses or liabilities of any kind or nature whatsoever, both at law or in equity, whether known or unknown which arose at any time prior to the Effective Date, or which hereafter could arise based on any act, fact, transaction, cause, matter or thing which occurred prior to the Effective Date related to the Apple Contracts or the business relationship between Apple and GTAT Corp.   Notwithstanding the foregoing, no GTAT Releasee or Apple Releasee is released in respect of any rights or claims arising under the express terms of this Amended Settlement Agreement, the Mesa Lease or the Confidentiality Agreements.
6.    Public Communications and Non-Disparagement. The Parties will cooperate with respect to all public communications regarding the Original Settlement Agreement or this Amended Settlement Agreement and the subject matter thereof and hereof, and further undertake not to disparage the other Party or its affiliates or their officers and directors. Each of the GTAT Parties hereby irrevocably and unconditionally agrees that it shall not, in any manner at any time, directly or indirectly, voluntarily disparage, denigrate or derogate any of the Apple Parties, or any officer, director, employee, product, service, method, procedure or operation of any of the Apple Parties, and each of the Apple Parties hereby irrevocably and unconditionally agrees that it shall not, in any manner at any time, directly or indirectly, voluntarily, disparage, denigrate or derogate any of the GTAT Parties, or any officer, director, employee, product, service, method, procedure or operation of any of the GTAT Parties. This provision shall not prohibit any disclosure or statement made pursuant to any subpoena or order of court of competent jurisdiction, or otherwise required by law. This provision also shall not prohibit a statement by a Party in response to a disparaging, denigrating or derogatory statement made by the other Party or any of its current or former officers, directors or employees (whether or not in violation of this Section 6), or by Apple in response to the release or disclosure by the GTAT Parties or any other person of any information in any Declaration (as defined below) or by any GTAT Party in response to such Apple response (and so on). This Section 6 shall be effective upon execution of the Original Settlement Agreement. The Apple Parties and GTAT Parties may refer to this non-disparagement provision in any public statement.
7.    >165kg Technology. The GTAT Parties will keep Apple apprised of their continued development of any technology useful in the production of sapphire boules larger than 165 kg (“>165kg Technology”) and, if so requested by Apple, collaborate (it being understood that any such collaboration shall be on terms and conditions acceptable to Apple and the GTAT Parties)

with Apple with respect to the >165kg Technology. In furtherance of the foregoing, the GTAT Parties will meet with Apple not less than quarterly. Any arrangement between Apple and the GTAT Parties regarding >165kg Technology shall be on terms to be mutually agreed between the parties.
8.    Use of the Mesa Facility; ASF Furnaces.
(a)    The GTAT Parties shall have the right to use the Mesa Facility under the Mesa Lease as necessary or convenient solely for the purpose of (a) winding down the business formerly conducted by the GTAT Parties at the Mesa Facility in a manner consistent with the “wind down” motion filed by the GTAT Parties with the Bankruptcy Court (the “Wind-Down Plan”) and (b) in furtherance thereof, storing, mothballing, decommissioning, selling and shipping, all at the GTAT Parties’ expense, the ASF Furnaces, Mesa Fabricating Equipment, and the Other Mesa Equipment. For the avoidance of doubt, the GTAT Parties will not conduct operations at the Mesa Facility for the manufacture of sapphire for commercial sale and will not do further loading of the furnaces. GTAT Corp. will pay any Rent and Additional Rent accruing after the date hereof under the Mesa Lease. The Mesa Lease is and shall remain in effect in accordance with its terms, but is amended as set forth in Exhibit C hereto.
(b)    Upon removal of the Mesa ASF Furnaces from the Mesa Facility in connection with the Wind-Down Plan and following the termination of the Warehouse Lease Agreement referenced in Exhibit D hereof, GTAT Corp. shall advise Apple in writing of the location(s) at which the Mesa ASF Furnaces are being stored from time to time.
(c)    The GTAT Parties shall maintain the Mesa ASF Furnaces in condition suitable for resale and shall maintain property and casualty insurance on the Mesa ASF Furnaces at not less than replacement value and Apple shall be named as an additional loss payee under all applicable property and insurance policies.
9.    Annealing Furnaces. GTAT Corp. shall immediately discontinue the development of any and all annealing furnaces for Apple, with no further obligation or liability to Apple or GTAT Corp. with respect thereto. Any such annealing furnaces remaining in possession of the GTAT Parties shall belong solely to such GTAT Parties to be used or disposed of in such GTAT Parties’ sole discretion. Any annealing furnaces and associated components that are not in the possession of the GTAT Parties shall belong solely to the Apple Parties to be used or disposed of in such Apple Parties’ sole discretion.
10.    Bankruptcy.
(a)    The following conditions concerning the Chapter 11 Cases shall be conditions to the effectiveness of this Amended Settlement Agreement:
i.    the Approval Order shall contain all of the provisions described in Section 2 hereof;

ii.    the Approval Order shall provide that none of the GTAT Parties’ or the Apple Parties’ obligations under this Agreement shall be discharged, released or otherwise modified under or in connection with any chapter 11 plan of the GTAT Parties, incurrence of a Priming Financing, sale of any assets by any of the GTAT Parties, conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissal of any of the GTAT Parties’ bankruptcy cases or entry of any order by the Bankruptcy Court;
iii.    the Approval Order shall provide that it shall be binding on any chapter 11 trustee and/or examiner appointed in the Chapter 11 Cases or any chapter 7 trustee appointed for any of the GTAT Parties upon a conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; and
iv.    the GTAT Parties shall have released SPE from any and all claims and the SPE shall have released the GTAT Parties from any and all claims; provided, however, that the foregoing releases shall not apply to any claims arising under the Amended Settlement Agreement.
(b)    Apple, for itself and on behalf of its successors and assigns, agrees not to object or support any objection to any plan of reorganization filed by the GTAT Parties that provides for treatment of the Apple Claims as provided herein, waives any right to make an election under § 1111(b) of the Bankruptcy Code, and shall vote, if solicited, to accept any such plan.
(c)    Apple agrees not to sell or assign the Apple Claim or enter into any agreement for the same prior to entry of the Approval Order.
11.    Effectiveness. Except as provided in Sections 6 and 23 hereof, the Parties hereby agree that this Amended Settlement Agreement shall be conditioned upon (i) the entry of an order of the Bankruptcy Court approving this Amended Settlement Agreement (the “Approval Order”) and (ii) the Approval Order becoming final and no longer subject to any appeal, provided that the Parties may mutually waive clause (ii) of this Section 11. The “Effective Date” shall be the date set forth in clause (ii) of this Section 11, provided that (x) if that clause shall have been mutually waived the Effective Date shall be the date when such clause is waived and (z) (unless waived by Apple and GTAT Corp.) in no event shall the Effective Date be later than thirty (30) days after the date of this Amended Settlement Agreement and (unless waived) this Amended Settlement Agreement shall terminate if the Effective Date has not occurred by such date.
12.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to Apple:	Gene Levoff Associate General Counsel, Corporate Law Apple Inc. 1 Infinite Loop, M/S 169-2CL Cupertino, CA 95014 Tel: (408) 974-6931 glevoff@apple.com
with a copy to:	Gary Holtzer Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8463 gary.holtzer@weil.com
If to the GTAT Corp:	Hoil Kim Vice President, General Counsel GT Advanced Technologies, Inc. 243 Daniel Webster Highway Merrimack, NH 03054 Tel: (603) 681-3820 hoil.kim@gtat.com
with a copy to:	Luc Despins Paul Hastings LLP 75 East 55th Street New York, NY 10022 Tel: (212) 318-6001 lucdespins@paulhastings.com
13.    Entire Agreement. This Amended Settlement Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
14.    Successor and Assigns. This Amended Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
15.    No Third-Party Beneficiaries. This Amended Settlement Agreement is for the sole benefit of the Parties and their respective successors and assigns (and, to the extent provided herein, affiliates) and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Amended Settlement Agreement.
16.    Headings. The headings in this Amended Settlement Agreement are for reference only and shall not affect the interpretation of this Amended Settlement Agreement.

17.    Amendment and Modification; Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Amended Settlement Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Amended Settlement Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
18.    Severability. If any term or provision of this Amended Settlement Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amended Settlement Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Amended Settlement Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
19.    Governing Law; Submission to Jurisdiction. This Amended Settlement Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York between New York residents, without regard to conflicts of law principles. All actions and proceedings arising out of or relating to this Amended Settlement Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be heard and determined in the Bankruptcy Court, or if the Chapter 11 Cases are closed, to the United States District Court for the Southern District of New York (“SDNY”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Bankruptcy Court or SDNY, as applicable, for the purpose of any action arising out of or relating to this Amended Settlement Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, brought by any party hereto, and (b) irrevocably waive, and shall not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amended Settlement Agreement may not be enforced in or by the Bankruptcy Court or SDNY, as applicable.
20.    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Amended Settlement Agreement or the transactions contemplated hereby. Each party to this Amended Settlement Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Amended Settlement Agreement by, among other things, the mutual waivers and certifications in this Section 20.

21.    Counterparts. This Amended Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amended Settlement Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amended Settlement Agreement.
22.    No Strict Construction. The parties to this Amended Settlement Agreement have participated jointly in the negotiation and drafting of this Amended Settlement Agreement. In the event an ambiguity or question of intent or interpretation arises, this Amended Settlement Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amended Settlement Agreement.
23.    Waiver of Administrative Expense Claims/Proof of Claim. Upon execution of this Amended Settlement Agreement, the stipulations by the Apple Parties, reflected in statements made by counsel to Apple at the October 15, 2014 hearing before the Bankruptcy Court, are hereby reaffirmed, and made applicable to any order approving rejection of any of the Apple Contracts numbered 1-13 in the binder provided by the GTAT Parties to the Bankruptcy Court on October 13, 2014 that is entered on or before the date that is 60 days from the date hereof.   Upon execution of this Amended Settlement Agreement, and notwithstanding any order entered by the Bankruptcy Court to the contrary, the GTAT Parties agree (i) that none of the Apple Parties shall be required to file any proofs of claim in the Chapter 11 Cases prior to the date that is 45 days after any termination of this Amended Settlement Agreement and (ii) to promptly seek any order, or modification of any order, of the Bankruptcy Court necessary to reflect that agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended Settlement Agreement on the date first written above.

Apple Inc.
By: /s/Duco Pasmooik Name: Duco Pasmooik Title: Vice President

PLATYPUS DEVELOPMENT LLC
By: /s/ Illegible Name: Illegible Title:

GTAT Corporation
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, Chief Administrative Officer, General Counsel and Secretary

GT ADVANCED TECHNOLOGIES, INC.
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Amended Adequate Protection and Settlement Agreement]

GT ADVANCED EQUIPMENT HOLDING LLC
By: /s/Hoil Kim Name: Hoil Kim Title: Manager

GT EQUIPMENT HOLDINGS, INC.
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President and Secretary

LINDBERGH ACQUISITION CORP
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, General Counsel and Secretary

GT SAPPHIRE SYSTEMS HOLDING LLC
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, General Counsel and Secretary

[Signature Page to Amended Adequate Protection and Settlement Agreement]

GT ADVANCED CZ LLC
By: /s/ Hoil Kim Name: Hoil Kim Title: Vice President, General Counsel and Secretary

GT SAPPHIRE SYSTEMS GROUP LLC
By: /s/Hoil Kim Name: Hoil Kim Title: Vice President, General Counsel and Secretary

GT ADVANCED TECHNOLOGIES LIMITED
By: /s/Hoil Kim Name: Hoil Kim Title: Director

[Signature Page to Amended Adequate Protection and Settlement Agreement]

Exhibit A
Apple Contracts

1.	Master Development and Supply Agreement between Apple Inc. and GTAT Corporation, dated October 31, 2013 (the “MDSA”)

2.	Statement of Work #1 to the MDSA between Apple Inc. and GTAT Corporation, dated October 31, 2013 (the “SOW”)

3.	Prepayment Agreement between Apple Inc. and GTAT Corporation, dated October 31, 2013

4.	Membership Interest Pledge Agreement made by GT Advanced Equipment Holding LLC and GTAT Corporation in favor of Apple Inc., dated October 31, 2013

5.	Master Equipment Purchase Agreement between Apple Inc., GTAT Corporation and GT Advanced Technologies Limited, dated October 31, 2014

6.	Equipment Lease between GT Advanced Equipment Holding LLC and Apple Inc., dated October 31, 2014

7.	Equipment Lease between GT Advanced Equipment Holding LLC and GTAT Corporation, dated October 31, 2013

8.	Intellectual Property Agreement between Apple Inc., GTAT Corporation and Subsidiaries, dated October 31, 2013

9.	Conditional Assignment between GTAT Corporation and Apple Inc., dated October 31, 2013

10.	Loan Agreement between GT Advanced Equipment Holding LLC and GTAT Corporation, dated October 31, 2013

11.	Security Agreement between GTAT Corporation and Apple Inc., dated October 31, 2013

12.	Secured Guaranty between GT Advanced Equipment Holding LLC, GTAT Corporation and Apple Inc., dated October 31, 2014

13.	Facility Lease Agreement between Platypus Development LLC and GTAT Corporation, dated October 31, 2013

Exhibit B-1
Apple Claim
Notwithstanding anything to the contrary contained in the Amended Settlement Agreement, the Apple Claim shall be deemed to be satisfied in full if Apple receives from the GTAT Parties (A) from the Effective Date to June 30, 2015, aggregate payments in respect of ASF Furnaces equal to $391.5 million or (B) from the Effective Date through a date from July 1, 2015 through December 31, 2017, aggregate payments in respect of ASF Furnaces equal to the “Early Satisfaction Amount” (defined as, for any date set forth on the table below, the amount set forth opposite such date, and for any date during the six-month period between two dates on the table below, the amount calculated by linear interpolation (i.e., straight line calculation) between the Early Satisfaction Amounts for such two dates).

Date	Amount
June 30, 2015	$391.5 million
December 31, 2015	$399.0 million
June 30, 2016	$406.5 million
December 31, 2016	$414.0 million
June 30, 2017	$421.5 million
December 31, 2017	$429.0 million

Exhibit B-2
Apple Repayment Amounts

ASF Furnaces Sold	Apple Repayment Amount
First 500 units sold:	$169,000 per unit
Units 501 through 1,000:	$224,000 per unit
Units 1,001 through 1,500:	$262,000 per unit
Units 1,501 until Apple Claim is fully repaid:	$295,000 per unit

Exhibit C
Amended Terms of Mesa Lease
1.    The following defined terms and meanings are added to Exhibit A of the Mesa Lease:
“Mesa Equipment” has the meaning set forth in the Amended Settlement Agreement.
“Mesa Inventory” has the meaning set forth in the Amended Settlement Agreement.
“Amended Settlement Agreement” means the Amended and Restated Adequate Protection and Settlement Agreement made and entered as of December 15, 2014, by and among Apple Inc., a California corporation, Landlord, Tenant, and the affiliates of Tenant that are signatories thereto, as amended or restated from time to time.
2.    All references in the Mesa Lease to the “Furnaces” are deleted and replaced with the “Mesa Equipment.”
3.    The Landlord shall have no further obligations to build out the Premises under Section 1.2 of the Mesa Lease.
4.    The last sentence of Section 1.7 of the Mesa Lease is deleted and replaced with the following: “The term “Expiration Date” means the first of the following dates to occur: (i) the date that is 90 days after the date on which either Landlord or Tenant provides the other with a written notice electing to terminate this Lease, provided that Landlord may not deliver such notice prior to September 30, 2015, and (ii) December 31, 2015.”
5.    Section 4.1 of the Mesa Lease is deleted and replaced with the following: “The Premises may be used solely for the purpose of (a) winding down the business formerly conducted by the Tenant at the Mesa Facility in a manner consistent with the Debtors’ Emergency Motion, Pursuant to Bankruptcy Code Sections 105(A) and 363(B), for Entry of Order (I) Authorizing Debtors to Wind Down Operations at Sapphire Manufacturing Facilities and (II) Approving Wind Down Employee Incentive Plan in Connection with Wind Down of Such Operations, dated October 10, 2014 [Docket No. 97], and (b) in furtherance thereof, storing, mothballing, decommissioning, selling and shipping, all at the Tenant’s expense, the ASF Furnaces, Mesa Fabricating Equipment, and the Other Mesa Equipment, and for no other purpose. For the avoidance of doubt, the GTAT Parties will not conduct operations at the Mesa Facility for the manufacture of sapphire for commercial sale and will not do further loading of the furnaces.”
6.    Notwithstanding any provision of the Mesa Lease, Tenant shall have no obligation to (i) make any repair, replacement, or improvement to the Premises, (ii) perform any maintenance at or with respect to the Premises, or (iii) perform any decommissioning or “mothballing” of any portion of the Premises or any Building System, except that Tenant shall: (a) repair any damage that any Tenant Party causes to the Premises, except for any loss or damage waived under Section 10.3 of the Mesa Lease, and (b) Tenant shall comply with the terms of Article 5 of the Mesa Lease. Landlord and Tenant shall reasonably cooperate with each other to ensure that during the Term, the Premises are continuously supplied with all utilities and services from Building Systems that are reasonably required for Tenant’s use and occupancy of the Premises. Notwithstanding any provision of the Mesa Lease, Tenant shall have no obligation to pay any additional rent or other costs or expenses associated with the Premises, other than: (1) the actual cost of utilities that Tenant consumes within the Premises during the Term (with no minimum usage charges), (2) amounts for which Tenant is responsible under Section 3.2 of the Mesa Lease, and (3) the cost of the insurance that Tenant is required to maintain under Section 10.1 of the Mesa Lease. On or prior to the Expiration Date, unless otherwise agreed in writing by Apple, the GTAT Parties shall either remove all Mesa Equipment and all other property owned by the GTAT Parties from the Mesa Facility or move only the ASF Furnaces to the area designated under the Warehouse Lease (the “Storage Space”), whereupon the obligations of GTAT Corp. under the Mesa Lease with respect to the condition of the Premises shall be limited to leaving the Premises, other than the Storage Space, in broom clean condition.
7.    Notwithstanding Section 2.5 or any other provision of the Mesa Lease, Tenant shall have no obligation to pay any assessment imposed in accordance with applicable Laws for public improvements or benefits (including, if applicable, improvement districts and community facilities districts).
8.    The following sections, provisions, or references (as applicable) of the Mesa Lease are deleted or amended as follows:
(i)    All references in the Mesa Lease to the Apple Contracts, other than the Mesa Lease itself are deleted.
(ii)     The fourth sentence of Section 17.1 is deleted.

(iii)    The second sentence of Section 14.1 shall be deleted and replaced language that accords with the following concept: Tenant may not allow a change of control of Tenant without Landlord’s prior written consent, which consent, in each instance, will be in Landlord’s sole and absolute discretion. For purposes of this provision "change of control of Tenant" shall not include a change in ownership that occurs solely through the distribution provisions of a confirmed plan of reorganization to creditors of Tenant or its affiliates pursuant to a chapter 11 plan in these chapter 11 cases unless such confirmed plan results in any one entity or “group” (as defined in section 13(d) of the Exchange Act) of entities working together, which (i) entity is a competitor of Apple acting in the consumer electronics business, or (ii) group of entities working together includes one or more entities that are competitors of Apple acting in the consumer electronics business (which competitor entities hold in the aggregate, through share ownership or contractual arrangements or otherwise, more than 50% of the total voting power in such group), that results in each case of (i) or (ii) in such entity or group obtaining control of Tenant. For purposes of this clause “control” means the entity or group possesses, directly or indirectly, the power to direct or cause the direction of the management policies of the Tenant, whether through ownership of voting securities, an interest in registered capital, by contract or otherwise.

(iv)    The third sentence of Section 14.1 is deleted.
(v)    Section 15.1.3, and the last sentence of Section 15.4 is deleted.
(vi)    Section 17.2 is deleted.
(vii)    Section 5.6 shall be amended to include the bracketed language: Without limiting the terms of Section 17.1, Tenant will surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on, about or near the Premises by Tenant or Tenant's Agents, and in a condition which complies with the terms of this Article 5, including, without limitation, obtaining any closure permits or other governmental permits or approvals related to [the closure of any permits or approvals obtained by Tenant for] use of Hazardous Materials in or about the Premises that are required under applicable Environmental Laws.
9.    Each of Landlord and Tenant agrees to reasonably cooperate with the other to (a) minimize the adverse tax impact, if any, of the termination of the Foreign Trade Zone or Subzone applicable to the Premises and (b) avoid such termination, provided that such cooperation shall not require Tenant to incur any material cost or expenditure, or assume any obligation or liability.
10.    Landlord, its affiliates and their respective designees shall have full and unrestricted access to the Premises at all times, with no prior notice to or consent from Tenant; provided that Tenant, at its cost, may observe Landlord's actions on the Premises. Tenant will supply access cards and make other arrangements in order to effect this access. Section 9.6 of the Mesa Lease shall continue to apply but only to the extent of gross negligence or willful misconduct of Landlord or Landlord’s agents.

11.    Apple need not obtain relief from the automatic stay to provide notice to terminate the Mesa Lease.
12. Prior to December 22, 2014, the GTAT Parties and the Apple Parties shall negotiate in good faith the terms of the Amended and Restated Facility Lease Agreement consistent with the terms of this Exhibit C and shall consult with the Official Committee of Unsecured Creditors in the GTAT Parties’ chapter 11 cases. If the parties are unable to agree on such terms on or prior to December 22, 2014, the terms set forth on this Exhibit C shall constitute the terms of an amendment to the Facility Lease Agreement. Any dispute regarding the terms of this Exhibit C that occurs prior to the effective date of any plan of reorganization for GTAT Corporation shall be heard before the Bankruptcy Court.

Exhibit D
WAREHOUSE LEASE TERMS

PREMISES:
Until June 30, 2016, up to 500,000 sq. ft. of contiguous space and after June 30, 2016, up to 350,000 sq. ft. of contiguous space in the building located at 3740 South Signal Butte Road, Mesa, AZ (the “Building”), in an area reasonably designated by Landlord in its sole discretion, provided, however, that such space shall include exterior access, including a loading dock, sufficient to allow Tenant to remove furnaces from the Building (the “Premises”). A diagram of the Premises shall be attached to the Warehouse Lease. Prior to commencement, Tenant will disassemble, pack and move all ASF Furnaces to the Premises. Landlord will construct one or more demising walls and Landlord and Tenant will split the cost, provided, however, that Tenant’s share of the cost shall be capped at $200,000. Tenant shall use less than the 500,000/350,000 sq. ft., as applicable, if it determines in its reasonable judgment that only such lesser amount is necessary.

TERM:
January 1, 2016 – September 15, 2019; provided (i) after July 1, 2016, Landlord in its sole and absolute discretion may terminate upon 6 months’ notice, and (ii) Tenant may terminate at any time by ten (10) days’ prior written notice to Landlord provided that such termination shall apply to the whole Premises. In addition, the term immediately ends 60 days’ following the date the Apple Claim (as defined in the Amended Settlement Agreement) is satisfied in full pursuant to the terms of Amended Settlement Agreement. Tenant shall be obligated to remove all of its property and furnaces from the Premises prior to the end of the term. All furnaces and property left on date of expiration/termination of term (the “Remaining Property”) may be sold by Landlord subject to the terms herein. If Tenant does not remove the Remaining Property prior to the end of the term, and Landlord determines to sell the Remaining Property, Landlord will do so in a manner consistent with Article 9 of the Uniform Commercial Code; provided that, (a) no further order of the Court shall be required, (b) 30 days’ notice of any such sale shall be commercially reasonable and (c) Landlord may provide such notice prior to the end of the period that Tenant is entitled to use the Premises. Proceeds of such sale will go first to costs and expenses incurred by Landlord with such sale, second to satisfy any unpaid portion of Apple Claim, and thereafter to Tenant.

EXTENSION TERMS:    None

BASE RENT:	$100/year paid on 1st day of each year of term.

ADDITIONAL RENT:
Landlord pays real property taxes and provides electricity and HVAC sufficient for warehouse purposes to Premises during term. Landlord and Tenant will consult as to HVAC capacity and other systems reasonably required for Tenant to use the Premises for its permitted purposes, but in no event will Tenant be permitted to access areas of the Building other than the Premises. Tenant pays only personal property taxes and governmental charges or fees charged or imposed for its particular use of Premises.

USE:
Storing, mothballing, decommissioning, selling and shipping ASF Furnaces and the mezzanines and no other property. Landlord has right to inspect Premises at any time. Tenant is required to maintain furnaces in good and salable condition. Landlord shall not be responsible for any damage to the ASF Furnaces and the mezzanines at the Premises, except to the extent caused by or arising out of Landlord’s gross negligence or willful misconduct. Landlord makes no representations or warranties as to condition of Premises.

LANDLORD ACCESS:
Landlord, its affiliates and their respective designees shall have full, unrestricted access to the Premises at all times, with no prior notice to or consent from Tenant; provided that Tenant, at its cost, may observe Landlord's actions on the Premises. Tenant will supply access cards and make other arrangements in order to effect this access.

ALTERATIONS AND

MAINTENANCE:
Tenant may not make any alterations to the Premises without Landlord's prior written consent, which consent will be in Landlord’s sole and absolute discretion. Tenant to return Premises to Landlord on expiration/termination in as good a condition as when received, reasonable wear and tear, damage by fire and other casualty and damage caused by Landlord excepted.

ASSIGNMENT/

SUBLETTING:
Apple will have the right to terminate the Warehouse Lease if Tenant assigns or sublets the Premises or any portion thereof without Landlord's prior written consent or allows a change of control of Tenant without Landlord’s prior written consent, which consent, in each instance, will be in Landlord’s sole and absolute discretion. For purposes of this provision "change of control of Tenant" shall not include a change in ownership that occurs solely through the distribution provisions of a confirmed plan of reorganization to creditors of Tenant or its affiliates pursuant to a chapter 11 plan in these chapter 11 cases unless such confirmed plan results in any one entity or “group” (as defined in section 13(d) of the Exchange Act) of entities working together, which (i) entity is a competitor of Apple acting in the consumer electronics business, or (ii) group of entities working together includes one or more entities that are competitors of Apple acting in the consumer electronics business (which competitor entities hold in the aggregate, through share ownership or contractual arrangements or otherwise, more than 50% of the total voting power in such group), that results in each case of (i) or (ii) in such entity or group obtaining control of Tenant. For purposes of this clause “control” means the entity or group possesses, directly or indirectly, the power to direct or cause the direction of the management policies of the Tenant, whether through ownership of voting securities, an interest in registered capital, by contract or otherwise.

SECURITY:	Tenant required to provide reasonable security to Premises as determined by Tenant. Landlord is not required to provide security to the Premises.

OTHER TERMS:
Other terms of the Warehouse Lease will be per the Mesa Lease (as amended and restated pursuant to this Amended Settlement Agreement), modified to delete or modify provisions that are not applicable in the context of a short-term warehouse lease that can be terminated by the Landlord on the terms set forth in this Exhibit D. The Warehouse Lease will include customary prohibition of use and storage of hazardous materials and Tenant will indemnify Landlord for environmental liabilities that Tenant creates. In addition, at its cost, Tenant will insure each furnace for its full replacement value.

Prior to December 22, 2014, the GTAT Parties and the Apple Parties shall negotiate in good faith the terms of the Warehouse Lease Agreement consistent with the terms of this Exhibit D. If the parties are unable to agree on such terms on or prior to December 22, 2014, the terms set forth on this Exhibit D shall constitute the terms of the Warehouse Lease Agreement. Any dispute regarding the terms of this Exhibit D that occurs prior to the effective date of any plan of reorganization for GTAT Corporation shall be heard before the Bankruptcy Court.